Exhibit 99.3

Filed by Liberty Media Corporation Pursuant to Rule 425

Under the Securities Act of 1933

Subject Company: Liberty Media Corporation

Exchange Act File No. 000-51990

Liberty Media Announces When-Issued Trading Information for New Tracking Stock

ENGLEWOOD, Colo., February 28, 2008 — Liberty Media Corporation (Nasdaq: LINTA/B and LCAPA/B) (Liberty) has been advised by Nasdaq that shares of Series A Liberty Entertainment tracking stock and Series B Liberty Entertainment tracking stock will trade, on a when-issued basis, on the OTC Bulletin Board under the symbols “LMDAV” and “LMDBV,” respectively, on March 3, 2008. Shares of Liberty Entertainment tracking stock are intended to be issued in the previously announced reclassification of Liberty Capital common stock into a reclassified Liberty Capital tracking stock and a new Liberty Entertainment tracking stock.  The completion of the reclassification is subject to certain conditions, including the receipt of a tax opinion and the filing of Liberty’s amended charter with the Delaware Secretary of State.   If the reclassification is completed, it is expected that the Series A Liberty Entertainment tracking stock and Series B Liberty Entertainment tracking stock will begin regular way trading on the Nasdaq Global Select Market under the symbols “LMDIA” and “LMDIB,” respectively, on March 4, 2008.

Additional Information

Nothing in this release shall constitute a solicitation to buy or an offer to sell shares of the reclassified Liberty Capital tracking stock or Liberty Entertainment tracking stock. The offer and sale of Liberty’s tracking stocks in the proposed reclassification will only be made pursuant to Liberty’s effective registration statement. Liberty stockholders and other investors are urged to read the registration statement, including the proxy statement/prospectus contained therein, filed by Liberty with the SEC, because it contains important information about the transaction. A copy of the registration statement and the proxy statement/prospectus are available free of charge at the SEC’s website (http://www.sec.gov).

About Liberty Media Corporation

Liberty Media Corporation owns a broad range of electronic retailing, media, communications and entertainment businesses and investments. Those interests are attributed to two tracking stock groups: the Liberty Interactive group, which includes Liberty’s interests in QVC, Provide Commerce, IAC/InterActiveCorp, and Expedia, and the Liberty Capital group which includes Liberty’s interests in DirecTV, Starz Entertainment, Time Warner and Sprint. For more information, please see http://www.libertymedia.com.

SOURCE Liberty Media Corporation
CONTACT: John Orr of Liberty Media Corporation, +1-720-875-5622
Web site: http://www.libertymedia.com